Exhibit 10.9

GUANGDONG NANYUE BANK

Contract No.: 2019 Nanyue Shenzhen Rongzi No. 00702

Maximum Credit Agreement

(January 2019 Version)

GUANGDONG NANYUE BANK CO., LTD

Cautionary Note

In order to protect your interests, please read the following notes carefully before signing this agreement:

1. You have read all the terms of this agreement and have an accurate understanding of the legal meaning of the rights and obligations and the limitation or exemption clauses of the parties;

2. You have made it clear that although the terms of this agreement are the model terms provided by Guangdong Nanyue Bank Co., Ltd., the two parties have fully negotiated and agreed on the relevant terms according to the actual business and your needs. Necessary changes have also been made according to your requirements, so you will not deem this as a “form agreement” at any time;

3. You have ensured that the relevant documents and materials submitted to the bank are true, legal and valid;

4. You have confirmed that you have the atuhority to sign this agreement. After signing this agreement, you will be deemed to have agreed to all the terms of this agreement;

5. You have confirmed that any fraud or breach of contract will bear the corresponding legal consequences;

6. You will sign and perform this agreement in good faith and in accordance with the principle of honesty and credit;

7. Please use a pen or an ink pen to fill where you need to fill in legibly. If you have any questions about this agreement, you can consult with Guangdong Nanyue Bank Co., Ltd.

Maximum Credit Agreement

Party A: Guangdong Nanyue Bank Co., Ltd. Shenzhen Branch

Address: Block B, Phase II, Tianli Central Business Plaza, Haide Road, Nanshan District, Shenzhen

Postal Code: 518000

Legal Representative / Principal Responsible Person: Junhong Zhao

Phone: *************	Fax: *************

Party B: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.

Address: 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District, Shenzhen

Postal Code: 518000	Legal Representative: Jinlong Yang
Phone: *************	Fax:
Bank of Basic Bank Account:	Bank Account No.:

In accordance with the provisions of relevant laws and regulations of our country, and on the basis of fairness, this agreement is made by both parties.

Article 1 Maximum Credit Line and Category

1.1 The maximum amount of credit that Party B may apply to Party A for use within the credit period stipulated in this agreement is RMB Ten Million (where different currencies shall be converted at the exchange rate announced by Party A on the date of exchange). The maximum amount of credit referred to in this agreement refers to the amount of exposure limit agreed by Party A to be used by Party B after deduction of the security deposit from Party B or Party B’s guarantor (including the pledge of the certificate of deposit).

1.2 The maximum credit under this agreement may be used for the following types of business:

☑ Loans.

☑ Bill acceptance.

☒ Bill discount.

☑ Issue a letter of credit (guarantee for delivery).

☒ Packaged loan.

☒ Import bill.

☒ Export remittance.

☒ Import payment.

☒ Letter of guarantee.

☒ Other: ________________

Article 2 Maximum Credit Period

2.1 The term of validity of the credit stipulated in Article 1 of this agreement is 12 months, from September 12, 2019 to September 12, 2020.

2.2 Party A has the right to inspect and review the use of the maximum credit under this agreement at any time, and has the right to adjust the above credit period.

Article 3 Guarantee

In order to ensure that the claims formed under this agreement can be paid off, one or more of the following guarantees shall be adopted.

☑ The Maximum Guarantee Contract signed by Party A and guarantor Jinlong Yang (ID: *****************), guarantor Shenzhen Yangang Mingzhu Logistics Co., Ltd.

☑ The Maximum Mortgage Contract signed by Party A and mortgagor Hongxin Sun (ID: 3*****************), mortgagor Guizhi Yang (ID: *****************)

3.2 When Party A signs a Specific Business Contract with Party B under this agreement, Party A has the right to require Party B to provide a separate guarantee in addition to this Article.

Article 4 Use of Maximum Credit Line

4.1 Within the maximum credit period and the maximum credit amount agreed in this agreement, Party B may use the credit line once or several times. The specific credit type, amount, interest rate and time limit under the credit line shall be subject to the Specific Business Contract and loan IOU or other credit vouchers. Party B shall submit a definitive application to Party A on a case-by-case basis, and after examination and approval by Party A, both parties shall sign a corresponding specific contract or agreement separately, or submit the “application for the opening of letter of credit,” “application for amendment of letter of credit,” “letter of undertaking,” “application for export remittance,” “affidavit” and so on (hereinafter collectively referred to as “Specific Business Contracts”).

4.2 The balance of the credit line (that is, all outstanding principal amounts used at any time) shall not exceed the maximum credit line at any time during the credit period. Within the credit period, Party B may re-apply to Party A for the use of the credit line that has been paid off, and resume the use of the credit after the examination and approval of Party A. The unused credit within the credit period is automatically terminated after the expiration of the maximum credit period.

4.3 Party B must apply for the use of the credit line within the credit period stipulated in Article 2 of this agreement, the date of occurrence of each Specific Business Contract shall not be later than the deadline of the maximum financing period (that is, the date of issuance of each loan or the date of acceptance / opening of a letter of credit / letter of guarantee / letter of guarantee for the bill of exchange by Party A shall not be later than the deadline of that period). If Party A adjusts the maximum financing period, the deadline shall be the adjusted deadline. The term of use of each maximum financing fund shall be in accordance with the provisions of the Specific Business Contract, and the expiration date of the maximum financing period shall not be restricted by whether the maximum financing period expires or not.

4.4 The fees payable by Party A in the business of bills, letters of guarantee and international trade financing under this agreement, the discount rate of bills, the interest rate and exchange rate to be determined in loans and import and export remittance business, shall be agreed between Party A and Party B in each Specific Business Contract.

4.5 The agreement in this agreement does not constitute the compulsory obligation of Party A to provide credit to Party B. Party A has the right to adjust the credit period and the maximum credit line under this agreement. Party A shall perform the loan obligation in accordance with the Specific Business Contract only when Party A and Party B sign a Specific Business Contract under this agreement. If the Specific Business Contract signed between Party B and Party A under this agreement is inconsistent with this agreement, the Specific Business Contract shall prevail.

4.6 Party B agrees to transfer the credit under this agreement to the following third party, and the third party who uses the credit shall be equal to Party B in the legal status of this agreement and abide by the covenants of Party B in this agreement.

☒ The specific transferee and amount is: _________________.

Article 5 Rights and Obligations of Party A and Party B

5.1 Party B represents and warrants that it is a legal entity registered in accordance with the law and in good standing, has the right to dispose any property under its operation and management, has the right to operate business related to the use of this agreement and its Specific Business Contract, has the right to sign and perform this agreement and Specific Business Contracts.

5.2 Party B represents and warrants that the execution of this agreement and its Specific Business Contract has been approved by the superior competent department or the company’s board of directors, shareholders and other authorized institutions, and all necessary authorizations have been obtained.

5.3 Party B represents and warrants that the execution and performance of this agreement and the Specific Business Contract does not violate any regulations or agreements binding on Party B and its assets, including but not limited to violation of any guarantee agreement signed by Party B with others or guarantee commitments issued to others.

5.4 Party B represents and warrants that all documents and materials provided to Party A are true, accurate, legal and valid.

5.5 During the performance of this agreement and the Specific Business Contract, Party B shall, in accordance with the requirements of Party A, cooperate with the inspection and provide timely, including but not limited to:

5.5.1 Business license and annual inspection certificate, legal representative code certificate, identification document of legal representative and necessary personal information, a list of board members and principal responsible persons, a list of financial directors, business license, tax registration certificate qualified for annual inspection of the tax department, photocopy of tax certificate and loan certificate (card) provided by the tax department according to the number of years required by Party A;

5.5.2 All bank of deposit, accounts, deposits and loans;

5.5.3 Audited balance sheet, profit and loss statement, statement of changes in owner’s equity, sales volume, cash flow statement, financial statements and notes provided by Party A for the number of years required by Party A;

5.5.4 Production and operation plans, statistical statements and project budget and final accounts data;

5.5.5 All external guarantees (including any agencies of Party A);

5.5.6 All affiliated enterprises involving related relationship information, related party transactions that have occurred and are about to occur accounting for more than 10% of Party B’s net assets, as well as mutual guarantees within group customers;

5.5.7 Litigation, adjudication, administrative penalties, debt disputes and criminal prosecution of individual shareholders or senior management.

5.6 The use of the credit by Party B shall comply with the laws and the provisions of this agreement and the Specific Business Contract, and Party A shall have the right to inspect the relevant specific business conditions at any time.

5.7 Party B shall notify Party A in writing 30 days prior to any activities, including but not limited to contracting, leasing, trusteeship, asset restructuring, debt restructuring, shareholding reform, joint venture, merger and acquisitions (consolidation), division, compensated transfer of property rights, joint venture (cooperation), reduction of registered capital or application for suspension of business for rectification, application for dissolution (or cancellation), application for reorganization, reconciliation and bankruptcy or any changes in the mode of operation, its own system and legal status, and shall implement the obligation to pay off the debts under this agreement, or provide a new guarantee approved by Party A with the written consent of Party A. Otherwise, the above activities shall not be carried out before paying off all the debts under this agreement.

5.8 Party B shall notify Party A in writing within three days, including but not limited to being declared to suspend business for rectification, closure, dissolution (cancellation), being applied for reorganization, bankruptcy, involving major economic disputes, non-payment of debts of any financial institution and so on, or any other circumstances sufficient to adversely affect its normal operation and loss of guarantee capacity, and shall at the same time take sufficient and effective measures to protect Party A’s creditor’s rights.

5.9 Party B shall notify Party A in writing within three days after any other circumstances that adversely affect its normal business or Party A’s creditor’s rights, and at the same time take sufficient and effective measures to protect Party A’s creditor’s rights.

5.10 Party B shall not sell certain assets, pay off other debts in advance or provide debt guarantee for third parties without the consent of Party A before paying off the principal and interest of the specific business of Party A under this agreement.

5.11 Party B shall not sign any contract with any third party that is detrimental to Party A’s rights and interests under this agreement and the Specific Business Contract.

5.12 If Party B changes its legal representative, business scope, company articles of association, domicile, name or senior management, Party B shall notify Party A in writing within 7 days after the change.

5.13 Party B shall repay the principal and interest of the specific business and relevant expenses incurred under this agreement on time.

5.14 Party B represents and warrants that when using international trade credit lines (including packaged loans, import and export remittances, opening letters of credit, guarantees, discounting bills of exchange, acceptance of bills of exchange and so on) to conduct business, it will strictly abide by the Uniform Practice of International Chamber of Commerce (latest version), the Uniform Rules of Collection (URC5 22) and other relevant international practices, and shall not damage Party A’s reputation and interest as a result of any commercial disputes.

5.15 When Party B is a group customer, Party B shall provide Party A with relevant information about the group companies, including but not limited to the name of each member of the group customer, legal representative, actual control person, place of registration, registered capital, main business, ownership structure, senior management, financial situation, major asset projects, guarantee and important litigation and so on.

5.16 When Party B is a group customer, Party B shall report to Party A timely and in writing any related transactions of more than 10% of its net assets, including but not limited to the relationship between the parties to the transaction, the transaction project and the nature of the transaction, the transaction amount or the corresponding transaction proportion, and the pricing policy of the transaction.

5.17 If Party A takes litigation, arbitration or other actions as a result of Party B's breach of this agreement and its Specific Business Contract, Party B shall bear the litigation fees, arbitration fees, preservation fees, announcement fees, evaluation fees, appraisal fees, auction fees, travel expenses, legal fees and other expenses paid by Party A for the realization of the creditor’s rights.

5.18 If Party A approves Party B’s application for the use of credit line, it shall be performed in time in accordance with the Specific Business Contract.

5.19 Party B agrees that Party A may inquire Party B’s credit from the credit information database established by the People’s Bank of China, and agrees that Party A may provide Party B’s information to the credit information database established by the People’s Bank of China. Party B also agrees that Party A can reasonably use and disclose Party B’s information for business needs.

Article 6 Early Repayment

6.1. In the course of the performance of this agreement, Party A shall have the right to require Party B to cure any breach of contract, accelerate the agreement, suspend any unused credit, and require Party B to repay the used financing line in advance, compensate Party A for the losses caused by the breach of contract:

6.1.1 Party B provides false materials or conceals important operating financial facts;

6.1.2 Party B changes the use of financing funds or using financing funds to engage in illegal or illegal activities without the consent of Party A;

6.1.3 Party B violates any contract or agreement signed by Party B with others (including Party A of this agreement) or the promise or guarantee made by it unilaterally, which constitutes a serious breach of contract for other debts;

6.1.4 The guarantee capacity of the guarantor of this agreement is obviously insufficient, or the pledge or collateral guaranteed for this agreement is damaged or obviously reduced in value, or the pledge or collateral guaranteed for this agreement is sealed up, seized or frozen, and Party B is unable to provide a new guarantee in accordance with the requirements of Party A.

6.1.5 During the credit period of this agreement, Party B clearly indicates or indicates by its own conduct that it cannot or will fail to perform its obligations in accordance with this agreement or the Specific Business Contract;

6.1.6 Party B transfers property, withdraws funds, evades debts and other acts harmful to Party A’s rights and interests;

6.1.7 Party B fails to perform the commitments in Article 5 of this agreement or the obligations stipulated in this agreement or the Specific Business Contract;

6.1.8 Party B refuses to accept Party A's supervision and inspection of the use of its credit funds and related business activities;

6.1.9 Party B takes advantage of any fictitious contract with a third party to discount or pledge Party A’s claims such as bills and accounts receivable with no actual trade background to defraud Party A of financing;

6.1.10 Party B intends to evade the creditor’s rights of Party A through related party transactions;

6.1.11 Changes have taken place in Party B’s mode of operation, its own system or legal status, including, but not limited to, contracting, leasing, trusteeship, asset restructuring, debt restructuring, shareholding transformation, joint venture, merger and acquisition (consolidation), division, compensated transfer of property rights, joint venture (cooperation), reduction of registered capital or application for suspension of business for rectification, application for dissolution (or cancellation), application for reorganization, reconciliation and bankruptcy, etc., without the written consent of Party A and fulfilling the liability of paying off the debts of the Specific Business Contract under this agreement or providing a new guarantee approved by Party A;

6.1.12 There is a serious crisis in the overall credit, operating and financial conditions of the group customers of Party B, which poses a major threat to the security of Party A’s creditor’s rights;

6.1.13 Party B’s business and financial situation becomes deteriorated, unable to pay off the debts due, or involved in major economic complaints, litigation or arbitration or other legal disputes that seriously affect and threaten the realization of Party A’s creditor’s rights;

6.1.14 Party B goes out of business, disbanded, suspended, revoked, cancelled and so on;

6.1.15 Party B violates any other obligations stipulated in this agreement, or the guarantor violates any obligations under the guarantee contract, which Party A considers to be sufficient to affect the realization of its creditor’s rights.

Article 7 Validity

This agreement shall take effect from the date of execution of both parties, but before Party B and the guarantor conclude the guarantee contract and complete the formalities agreed in the guarantee contract and the guarantee contract has entered into force, the mortgage has been established, or the pledge has been established, Party A has no obligation to provide Party B with any credit.

Article 8 Dispute Resolution

8.1 The formation, validity, interpretation, performance and settlement of disputes of this agreement shall be subject to the laws of the People’s Republic of China.

8.2 All disputes between Party A and Party B arising from this agreement and/or the Specific Business Contract shall be settled through negotiation. If no negotiation is reached, either party may be settled in the following manner.

☑ Bring a lawsuit in the People’s Court of the place where Party A locates;

☒ Bring a lawsuit in a People’s Court;

☒ Apply to Shenzhen International Arbitration Court for arbitration.

Article 9 Miscellaneous

9.1 Party A and Party B agree as follows with regard to all kinds of notices, agreements and other documents involved in the contract, as well as the service address and legal consequences of the relevant documents and legal documents in the event of a dispute over the contract:

9.1.1 Party A confirms that its valid service address is (including but not limited to telex, telephone, fax, e-mail and other addresses) Block B, Phase II, Tianli Central Business Plaza, Haide Road, Nanshan District, Shenzhen.

9.1.2 Party B confirms that its valid address for service is (including but not limited to telex, telephone, fax, e-mail, etc.) the address of Party B specified in this agreement.

9.1.3 The scope of application of the address for service of both parties shall include all kinds of notices, agreements and other documents when both parties are not sued, as well as the service of relevant documents and legal documents in the event of a dispute over the contract, as well as the first instance, second instance, retrial and enforcement procedures after the dispute is entered into arbitration and civil proceedings.

9.1.4 With regard to any notice, request, debt collection letter or other communication given by Party A to Party B under this agreement, telex, telephone, fax and e-mail shall be deemed to have been delivered to Party B. The postal letter shall be deemed to have been delivered to Party B on the third day from the date of mailing.

9.1.5 If service is conducted by person, Party B shall sign the date of receipt as service, and if Party B refuses to accept it, the server may record the process of service by means of photo and video recording, and detain the document, which shall also be regarded as service.

When Party A’s service address needs to be changed, Party A shall perform the obligation of notification and notify Party B by means of postal letter. If Party B’s service address needs to be changed, Party B shall perform the obligation of notification, notify Party A by way of postal letter.

When the parties change their address in arbitration and civil proceedings, they shall perform the obligation to serve the notice of change of address to the arbitration institution and the court.

If Party A or Party B fails to perform the notification obligation in the aforementioned manner, the address for service confirmed by both parties shall still be deemed to be a valid address for service. If the legal document fails to be actually accepted by the party concerned because the address for service provided or confirmed by the party is inaccurate, the party concerned fails to inform the other party and the court, or the party or the designated recipient to refuse to sign in time in accordance with the procedure, the date of return of the service shall be regarded as the date of service. In the case of direct service, the date on which the server notes the circumstances on the service receipt on the spot shall be the date of service. If the obligation to notify the change of the address for service is fulfilled, the changed address for service shall be the effective address for service. For the address of service clearly agreed by the above-mentioned parties in this agreement, the court or arbitration institution may directly post the service, even if the parties fail to receive the document served by the court or arbitration institution by mail, it should also be regarded as service because of its agreement in the contract.

9.1.6 After the dispute has entered into arbitration or civil proceedings, if the parties respond to the lawsuit and submit a confirmation of the service address directly to the arbitration institution or court and the confirmation address is inconsistent with the service address confirmed before the lawsuit, the address for service which is submitted to the arbitration institution and the court for confirmation shall prevail (the address for service shall apply to the manner of service and the legal consequences of service as provided for in Sections 9.1.3, 9.1.4 and 9.1.5 above).

9.1.7 Party B has carefully read the above 9.1.1 to 9.1.6 notice, knows its contents and agrees to use the confirmed address for service as the service address for receiving all kinds of litigation arbitration documents.

9.2 Party B shall bear all related expenses such as registration, insurance, notarization, appraisal, evaluation, transportation and safekeeping of pledged property under this agreement and its guarantee contract. If it is paid by Party A in advance, Party A shall have the right to deduct it directly from Party B’s account.

9.3 The Specific Business Contracts and annexes signed between Party B and Party A in accordance with this agreement for each specific maximum financing business, including the application for the opening of the letter of credit, the application for amendment of the letter of credit, the undertaking, the application for export remittance and the declaration submitted by Party A are all part of this agreement and constitute the entire agreement and have the same legal effect.

9.4   When the option is made by ☐ under this agreement, ☑ indicates that the clause applies, and ☒ indicates that the clause does not apply.

9.5   This agreement shall be made in six copies, with one copy for Party B and five copies for Party A, which shall have the same legal effect.

9.6   Other Matters Agreed upon by Both Parties.

9.6.1 Any tolerance or preference or delay in the exercise of any rights under this agreement given by Party A to Party B shall not affect, impair or restrict the rights and interests of Party A in accordance with this agreement and laws and regulations, nor shall it be regarded as a waiver of Party A’s rights under this agreement.

9.7   Party A has taken a reasonable way to request Party B’s attention to the terms of this agreement that exempt or restrict Party A’s responsibilities, and fully explained the relevant provisions as required by Party B. Party A and Party B have no objection to the understanding of all the terms and conditions of this agreement.

Party A: Guangdong Nanyue Bank Co., Ltd. Shenzhen Branch [Company seal affix here]

Legal Representative / Principal Responsible Person (or Authorized Agent) (seal or signature): /s/ Junhong Zhao

September 12, 2019

Party A: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd [Company seal affix here]

Legal Representative (or Authorized Agent) (seal or signature): /s/ Jinlong Yang

September 12, 2019